EXHIBIT 99.1


                                [GRAPHIC OMITTED]

                             Fresenius Medical Care

                           P R E S S    R E L E A S E

                                               Fresenius Medical Care AG
                                               Investor Relations
                                               Else-Kroner-Str. 1
                                               D-61352 Bad Homburg

                                               Contact:

                                               Oliver Maier
                                               Phone:         + 49 6172 609 2601
                                               Fax:           + 49 6172 609 2301
                                               E-mail:         ir-fms@fmc-ag.com

                                               North America:
                                               Heinz Schmidt
                                               Phone:          +  1 781 402 9000
                                               Ext.: 4518
                                               Fax:            +  1 781 402 9741
                                               E-mail:       ir-fmcna@fmc-ag.com

                                               Internet:   http://www.fmc-ag.com
                                                           ---------------------


                                               February 12, 2003



         Fresenius Medical Care announces definitive agreement to settle fraudulent conveyance and all other W.R. Grace bankruptcy related issues;


                The Company confirms adequacy of accrued reserve

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Bad Homburg, Germany - February 12, 2003 -- Fresenius Medical Care AG ("the
Company") (Frankfurt Stock Exchange: FME, FME3) (NYSE: FMS, FMS_p), the world's largest provider of dialysis products and services, today announced that it has signed a definitive agreement with the official committees of asbestos creditors for the settlement of all fraudulent conveyance and other claims related to the bankruptcy of W.R. Grace & Co.

Under the terms of the definitive agreement, fraudulent conveyance and other claims raised by the asbestos committees on behalf of the Grace bankruptcy estates will be dismissed with prejudice upon confirmation of the W.R. Grace & Co. bankruptcy reorganization plan. In addition, the Company will also receive protection against all current and future W.R. Grace-related claims including fraudulent conveyance, asbestos and income tax claims relating to the non-NMC members of the W.R. Grace & Co. consolidated tax group.

This definitive agreement supersedes the terms of the earlier agreement in principle announced on November 29, 2002, under which the Company would have paid $ 15 million to the W.R. Grace bankruptcy estate upon plan confirmation and also retained responsibility to resolve the outstanding pre-merger income taxes of the W.R. Grace & Co. consolidated group. Payments and expenses under those previous terms were expected to remain within the amount reserved by the Company in the fourth quarter 2001.

In the definitive agreement announced today the Company has agreed to pay in total $ 115 million to the W.R. Grace bankruptcy estate or as otherwise directed by the court upon plan confirmation. Consequently, the Company is relieved of the burden of resolving W.R. Grace's tax obligations and can confirm the adequacy of it's accrued reserve. No admission of liability has been or will be made. As part of the W.R. Grace Chapter 11 proceeding, the definitive agreement will be submitted to the court for approval.

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Ben Lipps, Chief Executive Officer of Fresenius Medical Care, commented: "The terms of this definitive agreement provide certainty and finality for Fresenius Medical Care upon plan confirmation. This settlement not only avoids the costs of expensive and distracting fraudulent conveyance litigation, but also relieves Fresenius Medical Care of the burden of resolving the tax liabilities of the W.R. Grace consolidated group. We are indeed pleased to have this behind us and we now look forward to focusing all of our energies on bringing innovative therapies to the treatment of kidney disease."

Fresenius Medical Care AG is the world's largest, integrated provider of products and services for individuals undergoing dialysis because of chronic kidney failure, a condition that affects more than 1,100,000 individuals worldwide. Through its network of approximately 1,450 dialysis clinics in North America, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides Dialysis Treatment to approximately 110,100 patients around the globe. Fresenius Medical Care is also the world's leading provider of Dialysis Products such as hemodialysis machines, dialyzers and related disposable products. For more information about Fresenius Medical Care, visit the Company's website at http://www.fmc-ag.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, regulatory reforms, foreign exchange rate fluctuations, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Fresenius Medical Care AG's reports filed with the U.S. Securities and Exchange Commission. Fresenius Medical Care AG does not undertake any responsibility to update the forward-looking statements in this release.

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